Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 18, 2024
Registration Statement Nos. 333-278415 and 333-278415-01

$1.00 billion Verizon Master Trust (VZMT) 2024-8  (Device Payment Plans)

Joint Bookrunners: RBC (str), Citi, Mizuho, Scotiabank
DE&I Co-Managers: CL King, Great Pacific, Mischler

-Anticipated Capital Structure-
CLS	AMT($MM)*	WAL	P.WIN	F/M	ARD	L-FINAL	BENCH	SPRD	YLD	CPN	$PX
A-1a	816.01	2.98	36-36	AAA/Aaa	11/22/27	11/20/30	I-CRV	+ 42	4.673	4.62	99.97746
A-1b	75.00	2.98	36-36	AAA/Aaa	11/22/27	11/20/30	SOFR30A	+ 42			100.00000
B	68.12	2.98	36-36	AA/Aa1	11/22/27	11/20/30	I-CRV	+ 62	4.873	4.82	99.98833
C	40.87	2.98	36-36	A+/A1	11/22/27	11/20/30	I-CRV	+ 79	5.043	4.99	99.99787

-Transaction Details-
Expected Pricing: *PRICED*	Offered Amount: $1,000,000,000
Expected Settle: 11/26/24	Registration: SEC Registered
First Pmt Date: 12/20/24	ERISA Eligible: Yes
Expected Ratings: Fitch/Moody's	RR Compliance: US-Yes; EU-No; UK-No
Bloomberg Ticker: VZMT 2024-8	Pricing Speed: Soft Bullet on 11/22/27 Anticipated Redemption Date ("ARD")
Bloomberg SSAP: "VZMT20248"	Min Denoms: $1k x $1k
Bill & Deliver : RBC	Announcement Date: Friday, November 15th

------- CUSIP --------------------------- ISIN ----------------
A-1a 92348K DM2	US92348K DM27
A-1b 92348K DN0	US92348K DN00
B 92348K DP5	US92348K DP57
C 92348K DQ3	US92348K DQ31
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-Available Materials-
Preliminary Prospectus and FWP (attached)
Intex CDI file (attached)
Intexnet dealname : "RBCVZMT2408"; password "Y394"
Deal Roadshow : www.dealroadshow.com; password "StreamHouse"
Direct Link : https://dealroadshow.com/e/StreamHouse

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1‑866‑375-6829.